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EXHIBIT 10.2

FURTHER AMENDMENTS TO
DEFERRED COMPENSATION PLAN
(As restated on July 1, 1996)

        These Amendments (the "Amendments") to the Deferred Compensation Plan (as last restated on July 1, 1996) are effective as of January 9, 2002, having been adopted as of such date pursuant to !8.1 of the Plan by the Board of Directors of Mid-State Bank & Trust at a regular meeting of such Board held in Arroyo Grande, California. The Amendments are contained within the following resolutions:

        "WHEREAS, the Board of Directors has been informed that the Plan should be amended in several respects in order to clarify various provisions of the Plan and to carry out the Board's original intent to protect the Plan Participants in the event of change in control of the Bank;

        WHEREAS, the Board of Directors considers these changes and amendments to the Plan to be in the best interest of the Bank, Mid-State Banchsares, the shareholders and Participants in the Plan;

        NOW, THEREFORE, the Plan is hereby amended as follows:

  1.
  Section 7.1(c) is added to the Plan to read as follows:

  (c)
  If a Participant fails to make an annual election (and assuming that such Participant has not already retired), such Participant shall be deemed to have elected to receive Participant's credited amount in equal monthly installments payable over a 10 year period.

  2.
  Section 8.3 of the Plan is amended in full to read as follows:

  8.3
  Merger.    In the event of a dissolution or a liquidation of the Bank or a reorganization, merger, or consolidation of the Bank with one or more corporations as a result of which the Bank will not be the surviving corporation, or a sale of substantially all of the assets and property of the Bank to another person, or in the event of any other single transaction involving the Bank where there is a change in ownership of at least twenty-five percent (25%), except as may result from a transfer of shares of another corporation in exchange for at least eighty percent (80%) control of the corporation, (any of the foregoing being a "Change in Control Event"), the full value of each Participant's vested interest in his or her Accounts shall, at the election of the Participant and notwithstanding any provision of this Plan to the contrary, be paid either:

  (b)
  in a single amount not later than sixty (60) days after the consummation of the Change in Control Event; or

  (c)
  in equal monthly, quarterly, or annual installments over a specified number of years, which shall be not more than ten (10) years, commencing not later than sixty (60) days after the consummation of the Change in Control Event.

      The Committee shall give each Participant prompt notice of the pendency of any Change in Control Event and each Participant shall have thirty (30) days after such notice to make his or her election. The failure by a Participant to make any such election shall result in the payment to such Participant being made in a single, lump sum payment sixty (60) days after the consummation of the Change in Control Event. For purposes of this Section, any Change in Control Event which occurs to Mid-State Bancshares shall also be deemed to be a Change in Control Event occurring to the Bank.

      The election provided for in this Section shall not apply to any Participant who has begun to receive payments under the Plan upon such Participant's retirement.

  4.
  Section 9.9 is added to the Plan to read as follows:

  9.9
  Trust.    In order to protect the deferred payments of Accounts following a Change in Control Event pursuant to Section 8.3, the Committee shall establish a "rabbi trust" with an independent financial institution and shall, prior to the consummation of any Change in Control Event, fully fund such trust with the aggregate amount of all Accounts vested to Participants under the Plan.

        RESOLVED FURTHER, capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Plan.

        RESOLVED FURTHER, except as herein amended, the Plan shall remain in full force and effect.

        RESOLVED FURTHER, these Amendments shall be governed by and construed in accordance with the laws of the Sate of California."

        The undersigned, being the duly elected Assistant Secretary of Mid-State Bank & Trust hereby certifies that the foregoing resolutions were duly adopted at the Board meeting of January 9, 2002 and remain in full force and effect in the form adopted, without amendment, modification or revocation.

Dated as of the 9th day of January, 2002.

                      MID-STATE BANK & TRUST

                      By /s/ James G. Stathos, Assistant Secretary

MID-STATE BANK
DEFERRED COMPENSATION PLAN
AMENDED AND RESTATED JULY 1, 1996

        WHEREAS, MID-STATE BANK (the "Bank"), by resolution of the Board of Directors, has previously adopted this Deferred Compensation Plan (the "Plan") for the purpose of providing performance-oriented deferred compensation for personnel of the Bank; and

        WHEREAS, it is believed that the continuation of this Plan providing for deferred compensation will be in the best interests of the Bank; and

        WHEREAS, it is believed that by providing more distribution options the Bank would enhance the Plan, and consequently the performance of participating executives.

        NOW, THEREFORE, it is hereby declared as follows:

ARTICLE 1
DEFINITIONS

        1.1  Title.    This Plan shall be known as the Mid-State Bank Deferred Compensation Plan.

        1.2  Definitions.

          (a)  "Account" shall mean the account maintained by the Committee for each Participant under this Plan for each Plan Year.

          (b)  "Affiliate" shall mean:

            (1)  any corporation while it is a member of the same controlled group of corporations (within the meaning of Code Section 414(b)) as the Bank;

            (2)  any organization while it is under "common control" with the Bank (within the meaning of Code Section 414(c));

            (3)  any organization while it is an "affiliated service group" together with the Bank (within the meaning of Code Section 414(m)); or

            (4)  any other entity while it is required to be aggregated with the Bank under Code Section 414(o);

provided, however, that the phrase "more than 50 percent" shall be substituted for the phrase "at least 80 percent" each place the latter appears in Code Section 1563 and in the regulations under Code Section 414(c).

          (c)  "Bank" shall mean Mid-State Bank, a California banking corporation, and any successor thereto.

          (d)  "Beneficiary" shall mean the person last designated in writing by the Participant to the Committee as the Participant's beneficiary under this Plan, or, if there is no designated beneficiary or the designated beneficiary does not survive the Participant, the Participant's estate.

          (e)  "Board of Directors" shall mean the Board of Directors of the Bank.

          (f)    "Break in Service" shall mean any Plan Year during which a Participant completes less than 1,000 hours of employment with the Bank and the Affiliates.

          (g)  "Committee" shall mean the committee appointed by the Board of Directors pursuant to the provisions of this Plan.

          (h)  "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, all successor laws thereto, and any regulations or guidance promulgated thereunder. Where the Plan refers to a particular section of the Code, the reference shall also apply to any successor to that section.

          (i)    "Deferral Election" shall mean an election made under Section 7.1 or 7.2.

          (j)    "Disability" shall mean any mental or physical condition, illness, or injury which renders a Participant unable to perform his or her employment duties in a normal and regular manner, and which is expected to result in death or has lasted or is expected to last for a continuous period of not less than six (6) months. Disability shall be determined by a physician acceptable to both the Committee and the Participant.

          (k)  "Employer" shall mean the Bank and any Affiliates authorized by the Board of Directors to adopt this Plan, and which, by direction of the Affiliate's board of directors, or appropriate executive authority if a partnership or proprietorship, adopts this Plan.

          (l)    "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, all successor laws thereto, and any regulations or guidance promulgated thereunder. Where the Plan refers to a particular section of ERISA, the reference shall also apply to any successor to that section.

          (m)  "Full Year of Service" shall mean any calendar year in which an individual completes at least 1,000 hours of employment with the Bank or the Affiliates.

          (n)  "Net Profits" shall mean net income (during the Plan Year for which an allocation is made) on the Bank's audited financial statements net of all expenses including reserves for loan losses, provision for income taxes, and extraordinary items, all as determined according to generally accepted accounting principles.

          (o)  "Participant" shall mean each employee of the Bank or any other Employer who is designated by the Committee as eligible to participate hereunder.

          (p)  "Plan" shall mean this Deferred Compensation Plan, as set forth herein.

          (q)  "Plan Year" shall mean any calendar year during which the Plan is in effect beginning January 1, 1983.

          (r)  "Return on Equity" shall mean, for purposes of Section 4.1, the return on stockholder's equity, as determined according to generally accepted accounting principles, during the Plan Year for which an allocation is made.

ARTICLE 2
PARTICIPATION

        2.1  Eligibility.    Carrol Pruett, Raymond Jones, Daryl Flood, James G. Stathos, Thomas E. Reese, John Fowler, and such other persons constituting senior management of the Bank, its successors, or Affiliates as the Committee may from time to time designate, shall be eligible to participate in the Plan.

        2.2  General Restriction. Notwithstanding Section 2.1, participation shall be limited to a "select group of management or highly compensated employees" within the meaning of ERISA Section 201(2).

        2.3  Continuance as Participant.    Every person who becomes a Participant shall continue to be a Participant until the date he or she:

          (a)  Resigns or is dismissed as an employee of the Bank or its Affiliates;

          (b)  Retires on or after attaining his or her normal retirement date (as set forth in the Bank's Policy Manual); or

          (c)  Dies or suffers a Disability.

        2.4  Break in Service.    Any person who after becoming a Participant has a Break in Service shall cease to be a Participant in this Plan until, after returning to work, he or she has completed one thousand (1,000) hours in the employment of the Bank or the Affiliates.

ARTICLE 3
ADMINISTRATION OF PLAN

        3.1  Members.    The Committee hereunder shall consist of five (5) members appointed by the Board of Directors. Notwithstanding anything to the contrary set forth herein, no Participant under the Plan shall be eligible to serve as a member of the Committee.

        3.2  Committee Action.    The Committee shall, for the purpose of administering the Plan, choose a secretary and an assistant secretary (either of whom is hereafter referred to as "Secretary") who shall keep minutes of the Committee's proceedings and all records and documents pertaining to the Committee's administration of the Plan. The Secretary may execute any certificates or other written direction on behalf of the Committee. Three (3) members of the Committee shall constitute a quorum.

        3.3  Rights and Duties.    The Committee, on behalf of the Participants, shall be charged with the general administration of the Plan and shall have all powers necessary to accomplish those purposes, including, but not by way of limitation, the following:

          (a)  To construe, interpret, and administer the Plan;

          (b)  To make allocation and determinations required by the Plan;

          (c)  To compute and certify the amount and kind of benefits payable to Participants;

          (d)  To authorize all disbursements by the Bank or the Affiliates pursuant to the Plan;

          (e)  To maintain all the necessary records for the administration of the Plan; and

          (f)    To make and publish such rules for the regulation of the Plan as are not inconsistent with the terms hereof.

Decisions and determinations by the Committee shall be final and binding upon all parties and shall be given the maximum deference allowed by law.

        3.4  Information.    To enable the Committee to perform its functions, the Bank and the Affiliates shall supply full and timely information to the Committee on all matters relating to the compensation of the Participants, their employment, their death or Disability, and any other pertinent facts as the Committee may require.

        3.5  Compensation, Indemnity, and Liability.    The members of the Committee shall serve without bond and without compensation for their services hereunder. All expenses of the Committee shall be paid by the Bank and the other Employers. The Bank and the other Employers shall furnish the Committee with such clerical and other assistance as is necessary in the performance of its duties. No member of the Committee shall be liable for the act or omission of any other member of the Committee nor for any act or omission on his or her own part, excepting only his or her own willful misconduct or gross negligence. The Bank shall indemnify and hold harmless each member of the Committee against any and all expenses and liabilities arising out of his or her membership on the Committee, excepting only expenses and liabilities arising out of his or her own willful misconduct or gross negligence.

        3.6  Taxes.    If the whole or any part of a Participant's Accounts shall become liable for the payment of any estate, inheritance, income, or other tax which an Employer shall be required to pay, the Employer shall have the power and authority to pay such tax and reduce the book account of the person whose interests hereunder are so liable. Prior to making any payment, the Employer may require such releases or other documents from any lawful taxing authority as it shall deem necessary.

        3.7  Employment of Counsel.    The Committee may consult with legal counsel (who may be counsel for the Bank) and shall be fully protected with respect to any action taken or permitted by good faith pursuant to the advice of such counsel.

ARTICLE 4
DEFERRED COMPENSATION POOL

        4.1  Deferred Compensation Pool.    The Board of Directors shall, within sixty (60) days following the end of each Plan Year, cause the Bank (and, to the extent applicable, any other Employer) to determine an amount as follows:

Return on Equity	Amount of "Allocation"
Less than 10%	-0-
10% but less than 15%	2% of Net Profits
15% but less than 20%	3% of Net Profits
20% or more	4% of Net Profits

        4.2  Forfeiture; Reduction of Allocations.    Any "forfeitures," as that term is defined in Section 5.3, occurring in a Plan Year shall be credited as part of and used to reduce the amount of allocation under this Plan from the Bank or any other Employer for that Plan Year.

ARTICLE 5
ALLOCATIONS

        5.1  Separate Accounts.    The Committee shall establish and maintain on all books and accounts of the Plan, by Plan Year, a separate Account for each Participant.

        5.2  Allocations.    Within sixty (60) days after the close of the Plan Year, the Committee shall allocate the amount allocable under this Plan for such Plan Year by the Bank or any other Employer pursuant to Section 4.1 among the Accounts of those persons who were Participants on the last day of the Plan Year. This amount shall be allocated among such Accounts in such proportions as the Committee shall determine from time to time.

        5.3  Allocation of Forfeitures.    The term "forfeitures" as used in this Plan means the unvested portion of an Account established pursuant to Section 5.1 for a person whose status as a Participant has been terminated. Notwithstanding the foregoing, in the case of an individual whose status as a Participant is terminated as a result of the termination of his or her employment with the Bank or the Affiliates for cause, the term "forfeitures" means the vested and unvested portion of an Account established pursuant to Section 5.1. Whether a Participant's termination of employment is "for cause" shall be determined by the Committee in its sole and absolute discretion. All forfeitures occurring in a Plan Year shall be used to reduce the amount that must be allocated for such Plan Year by the Bank or any other Employer pursuant to Section 4.1 and shall be allocated accordingly.

        5.4  Rate of Return.    The full amount of the funds credited to the Accounts of each Participant shall accrue an annual rate of return equal to ninety percent (90%) of the Bank's prime rate (as that rate may be determined from time to time by the Board of Directors). Funds remaining in the Accounts, after any installment payment described in Article 7 hereof, shall continue to accrue a rate of return as set forth in this Section 5.4. This return shall be adjusted and credited to each Account quarterly.

ARTICLE 6
VESTING

        6.1  Fully Vested Interest. Subject to Section 5.3, the full amount credited to the Accounts established for each Participant pursuant to Section 5.1, including any interest credited thereto, shall be fully vested in the Participant for whom the Accounts are established after such Participant has completed ten (10) Full Years of Service. For purposes of this Plan, the Accounts of Messrs. Pruett, Jones, Flood, and Reese shall be considered fully vested.

        6.2  Partial Vesting. Subject to Sections 5.3 and 6.1, the amount credited to the Accounts established for a Participant pursuant to Section 5.1, including any interest credited thereto, shall become vested in the Participant for whom the Accounts were established in accordance with the following schedule:

Full Years of Service	Percentage of Account Vested
1	10%
2	20%
3	30%
4	40%
5	50%
6	60%
7	70%
8	80%
9	90%
10	100%

        6.3  Breaks in Service. Should a Participant have a Break in Service, the Full Years of Service rendered by the Participant after the Break in Service shall be taken into account for purposes of determining the percentage, if any, of the amount in his or her Accounts derived from allocations made before the Break in Service that is vested in the Participant.

        6.4  Forfeiture of Unvested Amount. Except as provided in Section 5.3, on termination of a Participant's status as a Participant, that portion of the amount in the Account established for the Participant pursuant to Section 5.1 that is not vested as provided in this Article shall be forfeited by the Participant. This amount shall be credited, in the manner prescribed by Articles 4 and 5, to reduce the amount allocable under this Plan from the Employer for the then current Plan Year. Notwithstanding the foregoing, where a Participant's employment with the Bank or the Affiliates is terminated for cause, all funds in the Account established for the Participant pursuant to Section 5.1, whether vested or not vested, shall be immediately forfeited by the Participant and credited, in the manner prescribed by Articles 4 and 5, to reduce the allocable amount under this Plan by the Employer for the then current Plan Year.

ARTICLE 7
PAYMENT OF DEFERRED COMPENSATION

        7.1  Annual Election. On or before the December 31 preceding a Plan Year, a Participant may elect in writing to receive the vested portion which may be credited to his or her Account for said Plan Year, either:

          (a)  Upon retirement, either:

            (1)  In a single amount not later than sixty (60) days after the close of the Plan Year in which his or her retirement occurred; or

            (2)  In equal monthly, quarterly, or annual installments over a specified number of years, which shall be not more than ten (10) years, commencing not later than sixty (60) days after the close of the Plan Year in which his or her retirement occurred.

          (b)  In the fifth Plan Year after the Plan Year for which the Deferral Election was made, either:

            (1)  In a single amount not later than sixty (60) days after the close of the fifth Plan Year after the Plan Year for which such Deferral Election was made; or

            (2)  In equal monthly, quarterly, or annual installments over a specified number of years, which shall be not more than ten (10) years, commencing not later than sixty (60) days after the close of the fifth Plan Year after the Plan Year for which such Deferral Election was made.

"Retirement" shall mean early, normal, or deferred retirement as set forth in the Bank's Policy Manual.

Notwithstanding the foregoing, in no event shall benefit payments commence later than the year following the year in which the Participant terminates employment with the Bank or the Affiliates.

        7.2  Rules Regarding Delay of Payments. A Participant may elect to delay the time at which the Account balance is to be paid under Section 7.1 (b) , or subsequently under this Section 7.2, until:

          (a)  As soon as possible after January 1 of the fourth Plan year following the year the election to delay payment is made; or

          (b)  Termination of employment, if earlier.

Such election to delay payments must be received by the Board before the January 1 of the year preceding the date the amounts would otherwise first become payable under Section 7.1(b) or this Section 7.2. The election to delay payments shall also specify the form of payment, whether in one lump sum in cash or in installments over a period not exceeding ten (10) years.

Any change in the elected time or form of payment shall not be valid unless the Participant shall have remained employed with the Bank or the Affiliates for a period of at least one year after the date on which such election is made.

Notwithstanding the foregoing, in no event shall benefit payments commence later than the year following the year in which the participant terminates employment with the Bank or the Affiliates.

        7.3  Death or Disability. Notwithstanding anything to the contrary herein, should a Participant die or suffer a Disability prior to termination of employment with the Bank or the Affiliates, the full value of his or her vested interest (as of the date of death or Disability) in the Accounts established for him or her under Section 5.1 shall be paid to the Participant's Beneficiary or to the Participant, as the case may be, in equal monthly installments over a ten (10) year period commencing not later than sixty (60) days after the close of the Plan Year in which the death or Disability occurred.

On the death of a Participant following retirement, payments shall be made to the Participant's Beneficiary or estate in the manner prescribed by Section 7.1 or 7.4, as appropriate.

        7.4  Retirement. Upon the retirement of a Participant, the full value of his or her vested interest (as of the date of retirement) in the Accounts established for him or her under Section 5.1 shall be paid in the form elected under Section 7.1 or 7.2.

        7.5  Hardship. A Participant may at any time apply to the Board of Directors in writing for the withdrawal of all or part of such Participant's Accounts for a financial emergency. The Board of Directors shall approve such withdrawal only for an unanticipated emergency that is caused by an event beyond the control of the Participant and that would result in severe financial hardship if early withdrawal were not permitted. If the Board of Directors approves such a withdrawal, such amount shall be deducted from such Participant's Accounts and paid to such Participant in cash. No payment shall be made under this Section if the Committee determines that such payment would lead any other amounts deferred hereunder to be deemed constructively received under the Code.

        7.6  Termination. Notwithstanding any provision to the contrary herein, upon a Participant's termination of employment with the Bank or the Affiliates, other than by reason of retirement (as defined in Section 5.1), death, Disability, or termination of employment for cause, the full value of his or her vested interest in the Participant's Accounts shall be paid in a lump sum payment within sixty (60) days following the date of termination.

        7.7  Committee Discretion. Notwithstanding the foregoing, the Committee may, in its sole and absolute discretion, change the form and the timing of payments under the Plan.

        7.8  Tax Withholding. The Bank may withhold from any payment made under this Plan (and transmit to the proper taxing authority) such amounts as it may be required to withhold under any Federal, state, or other law.

ARTICLE 8
AMENDMENT AND TERMINATION

        8.1  Amendments. The Bank shall have the right to amend the Plan in whole or in part from time to time by resolutions of the Board of Directors, and to amend or cancel any amendments; provided, however, that no action under this Section shall cancel or affect in any way amounts previously credited to any Participant's Account. Such amendments shall be stated in an instrument in writing, executed by the Bank in the same manner as the Plan, and the Plan shall be amended in the manner and at the time therein set forth, and all Participants shall be bound thereby.

        8.2  Discontinuance of Plan. It is the expectation of the Bank that the Plan will be continued indefinitely, but continuance of the Plan is not assumed as a contractual obligation of the Bank or any Employer, and the right is reserved at any time to discontinue and to terminate the Plan. If the Bank decides to discontinue and to terminate the Plan, it shall notify the Committee of its action in an instrument in writing, executed by the Bank in the same manner as the Plan, and the Plan shall be terminated at the time therein set forth, and all Participants shall be bound thereby; provided, however, that no action under this Section shall cancel or affect in any way amounts previously credited to any Participant's Accounts.

        8.3  Merger. In the event of a dissolution or a liquidation of the Bank or a reorganization, merger, or consolidation of the Bank with one or more corporations as a result of which the Bank will not be the surviving corporation, or a sale of substantially all of the assets and property of the Bank to another person, or in the event of any other single transaction involving the Bank where there is a change in ownership of at least twenty-five percent (25%), except as may result from a transfer of shares of another corporation in exchange for at least eighty percent (80%) control of that corporation, notwithstanding any provision of this Plan to the contrary, the full value of each Participant's vested interest in his or her Accounts shall be paid in a single amount not later than sixty (60) days following receipt of notice of such intended dissolution, liquidation, merger, reorganization, or consolidation.

ARTICLE 9
MISCELLANEOUS

        9.1  Limitation on Participant's Rights. Participation in the Plan shall not give any Participant the right to be retained in the employ of the Bank or any Affiliate or any right or interest in the Plan other than as herein provided. The Bank and the Affiliates reserve the right to dismiss any Participant without any liability for any claim against them, except to the extent provided herein. The Plan shall create only a contractual obligation on the part of the Bank and shall not be construed as creating a trust. The payments to a Participant or his or her designated Beneficiary or other beneficiary hereunder shall be made from assets which shall continue, for all purposes, to be a part of the general assets of the Bank or the Affiliates, and no person, other than the Bank or the Affiliates, shall have, by virtue of the provisions of the Plan, any interest in such assets. To the extent that any person acquires a right to receive payments from the Bank or any other Employer under the provisions hereof, such right shall be no greater than the right of any unsecured general creditor of the Bank or the relevant Employer.

        9.2  Other Plans. The Plan shall not affect the right of any employee or Participant to participate in and to receive benefits under and in accordance with the provisions of any other Bank or Affiliate plans which are now or hereafter in existence.

        9.3  Receipt of Release. Any payment to any Participant in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Committee, the Bank, and any other Employer; the Committee may require such Participant, as a condition precedent to such payment, to execute a receipt and release to such effect.

        9.4  California Law. To the extent not preempted by Federal Law, the Plan shall be construed, administered, and governed in all respects under and by laws of the State of California, without regard to any conflict of laws provisions. If any provisions of this instrument shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions hereof shall continue to be fully effective.

        9.5  Headings. Headings and subheadings in this Plan are inserted for convenience or reference only and are not to be considered in the construction of the provisions hereof.

        9.6  Successors and Assigns. The Plan shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that the amounts credited to the Accounts of a Participant shall not be assignable or transferable, and any purported transfer, assignment, encumbrance, or attachment shall be void.

        9.7  Intent. The Plan is to be construed as a plan maintained to provide deferred compensation to a "select group of management or highly compensated employees" within the meaning of Section 201(2) of ERISA. The Plan is intended to be exempt from the participation, vesting, funding, and fiduciary requirements of Title I of ERISA, to the fullest extent permitted under the law. The Plan shall at all times be "unfunded" within the meaning of ERISA and the Code.

        9.8  Gender and Number. Where the context permits, words in any gender shall include any other gender, words in the singular shall include the plural, and the plural shall include the singular.

        IN WITNESS WHEREOF, the Bank has caused these presents to be executed by its duly authorized officers this 14th day of August, 1996.

                      MID-STATE BANK

                      By /s/ Carrol R. Pruett, President

                      By /s/ James G. Stathos, Assistant Secretary

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  EXHIBIT 10.2
FURTHER AMENDMENTS TO DEFERRED COMPENSATION PLAN (As restated on July 1, 1996)
MID-STATE BANK DEFERRED COMPENSATION PLAN AMENDED AND RESTATED JULY 1, 1996
ARTICLE 1 DEFINITIONS
ARTICLE 2 PARTICIPATION
ARTICLE 3 ADMINISTRATION OF PLAN
ARTICLE 4 DEFERRED COMPENSATION POOL
ARTICLE 5 ALLOCATIONS
ARTICLE 6 VESTING
ARTICLE 7 PAYMENT OF DEFERRED COMPENSATION
ARTICLE 8 AMENDMENT AND TERMINATION
ARTICLE 9 MISCELLANEOUS